Exhibit 5.1

June 8, 2020

Liquid Media Group Ltd.

#202, 5626 Larch Street

Vancouver, BC  V6M 4E1

Dear Sirs/Mesdames:

Re:   Liquid Media Group Ltd. – Registered Direct Offering of Common Shares

We have acted as British Columbia counsel to Liquid Media Group Ltd. (the “Company”).

We are furnishing this opinion in connection with a prospectus supplement dated June 4, 2020 (the “Prospectus Supplement”), for the issuance of 2,666,668 common shares (“Common Shares”). The Common Shares will be sold at a purchase price of US$1.50 per Common Share. The offering will be offered and sold by the Company pursuant to a registration statement on Form F-3, Registration No.: 333-237982 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), including a base prospectus (the “Base Prospectus”), and the Prospectus Supplement (together with the Base Prospectus being the “Prospectus”).

In connection with this opinion, we have examined:

1.

the Company’s further amended and restated shareholder rights plan agreement (the “Rights Agreement”) between the Company and Computershare Trust Company of Canada, as rights agent (the “Rights Agent”), dated June 16, 2015 governing the rights (the “Rights”) to purchase common shares of the Company, as described in the Registration Statement,

2.

the resolutions of the Board of Directors of the Company in respect of the (i) Prospectus (ii) Registration Statement and issuance of up to 2,666,668 Common Shares at a price of US$1.50 per Common Share pursuant thereto and (iii) Rights Agreement (the “Resolutions”), and

3.

such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

VANCOUVER

CALGARY

EDMONTON

SASKATOON

REGIINA

KITCHENER-WATERLOO

GUELPH

VAUGHAN

MARKAM

MONTREAL

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinions below are expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account, or inform the addressee or any other person, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

In conducting all examinations we have assumed: (i) the genuineness of all signatures and the authority and legal capacity of all persons signing documents examined by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial, facsimile, true, electronic or photostatic copies of original documents and the veracity and completeness of the information contained therein; (iv) the identity, authority and capacity of all individuals acting or purporting to act as public officials; and (v) the accuracy and completeness of the records maintained by all public offices or agencies where we have searched or enquired or caused searches or enquiries to be conducted.

 We have also relied solely upon a certificate of Donna M. Moroney, the Corporate Secretary of the Company, dated June 8, 2020 as confirmation of certain factual matters.

 We have also assumed that:

(a)

at or prior to the time of the delivery of the Common Shares, the Registration Statement is effective under the Securities Act of 1933, as amended, and such effectiveness will not have been terminated or rescinded;

(b)	the Common Shares will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement and Prospectus;

(c)

the Company will have received the agreed upon consideration for the issuance of the Common Shares and such Common Shares will have been delivered by or on behalf of the Company against payment therefor;

(d)

all documents submitted to us have been executed in the form reviewed by us, and have not been amended or modified, since the dates on which they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto, or otherwise;

(e)

all acknowledgements, representations, warranties and certificates dated on or prior to the date hereof upon which we have relied continue to be accurate in all respects as of the time of delivery of this opinion;

(f)

no order, ruling or decision of any court, tribunal, securities commission or other regulatory or administrative body is or has been in effect at any material time that: (a) restricts any trades or distributions in securities of the Company; (b) affects any person or company (including the Company) that engages in such trade or distribution; or (c) restricts the ability of the Company to execute, deliver or perform any obligations to issue the Common Shares;

(g)

all cheques, bank drafts and other methods of payment relied upon to effect payment of the consideration for the Common Shares will be honoured upon presentation or will otherwise result in the receipt by the Company of the funds represented by such cheques, bank drafts or other methods of payment; and

(h)	any Rights associated with the Common Shares will be issued under the Rights Agreement,

(i)	where our opinion refers to any of the Common Shares as being “fully paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

Other than our review of the Resolutions and Rights Agreement, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference of our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company in respect of the issuance of the Common Shares.

Our opinion below concerning the Rights associated with the Shares is qualified as follows:

1.

our opinion is limited to the corporate authorization and valid issuance of the Rights under the laws of the Province of British Columbia,

2.

our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time,

3.

our opinion assumes that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting and taking any action under any the Rights Agreement, and

4.

our opinion below addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

1.

each Common Share, when issued, sold and delivered in the manner and for the consideration stated in the Resolutions, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable; and

2.

the Rights associated with the Common Shares, will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and Prospectus contained therein and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Form 6-K which is incorporated by reference to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, which forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Miller Thomson LLP
Miller Thomson LLP